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RIDER - GUARANTEED LIFETIME WITHDRAWAL BENEFIT

The Penn Mutual Life Insurance Company (the "Company") agrees, subject to and in accordance with the provisions of this supplemental agreement, to provide the Guaranteed Lifetime Withdrawal Benefit described below.

This agreement is a part of the contract to which it is attached. It is subject to all of the provisions of the contract unless stated otherwise in this agreement.

GUARANTEED LIFETIME WITHDRAWAL BENEFIT - When this rider is in effect, the Guaranteed Lifetime Withdrawal Benefit provides Guaranteed Annual Lifetime Withdrawal Amounts as described below.

      JOINT LIFE GUARANTEE - A Joint Life Guarantee is issued when a Joint Annuitant is specified in the Contract Specifications. The Guaranteed Annual Lifetime Withdrawal Amount is guaranteed over the lifetime of the Annuitant and Joint Annuitant. The Joint Annuitant must be the spouse of the Annuitant on the rider effective date. If the Contract Owner is a natural person, the Contract Owner must also be the Annuitant and the spouse must be the Joint Annuitant and Successor Owner.

      SINGLE LIFE GUARANTEE - A Single Life Guarantee is issued when a Joint Annuitant is not specified in the Contract Specifications. The Guaranteed Annual Lifetime Withdrawal Amount is guaranteed over the lifetime of the Annuitant. If the Contract Owner is a natural person, the Contract Owner must also be the Annuitant.

LIFETIME WITHDRAWAL BASE - The Lifetime Withdrawal Base establishes the basis for the Guaranteed Annual Lifetime Withdrawal Amount as defined below. The Lifetime Withdrawal Base is the greater of (a) or (b) below, where:

         (a) is the Contract Value on the date of the first withdrawal, prior to the first withdrawal; or

         (b)  is the sum of (1) plus (2), where;
              (1) is the Contract Value on the rider effective date; and
              (2) is each Purchase Payment received after the rider effective date.

An Inflation Adjustment is added annually to the Lifetime Withdrawal Base on each contract anniversary following the first withdrawal.

The Lifetime Withdrawal Base will be decreased by an Excess Withdrawal Reduction in the event that cumulative withdrawals during a contract year exceed the Guaranteed Annual Lifetime Withdrawal Amount.

The Lifetime Withdrawal Base will be increased by any Step-Up Benefit that is elected by the Contract Owner.

INFLATION ADJUSTMENT - The inflation adjustment is credited to the Lifetime Withdrawal Base on each contract anniversary following the first withdrawal. The inflation adjustment is calculated as the product of (a) and (b), where:

         (a)  is the current CPI Factor; and

         (b) is the average monthly value of the Lifetime Withdrawal Base throughout the contract year

CPI FACTOR - The CPI Factor will be updated on the 1st day of the month of each contract anniversary. The CPI Factor is calculated as the ratio of (a) to (b) below, where:

         (a)  is the greater of 0 and the difference between (1) and (2), where:


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                     (1) is the Consumer Price Index for All Urban Consumers
                         released in the previous month; and
                     (2) is the Consumer Price Index for All Urban Consumers
                         released twelve months prior to the most recent release
         (b) is the Consumer Price Index for All Urban Consumers released twelve months prior to the most recent release

On the first contract anniversary following the first withdrawal, the CPI Factor will be prorated for the partial year between the date of the first withdrawal and the contract anniversary.

The Consumer Price Index for All Urban Consumers is published monthly by the Bureau of Labor Statistics of the United States Department of Labor. If this index is discontinued or a new Index series is established on a different basis, the Company may establish a new basis for determining the CPI Factor. The Contract Owner will be given at least 90 days notice prior to any such change.

GUARANTEED ANNUAL LIFETIME WITHDRAWAL AMOUNT - The Guaranteed Annual Lifetime Withdrawal Amount is equal to the Lifetime Withdrawal Base multiplied by the Guaranteed Annual Lifetime Withdrawal Percentage.

For a Single Life Guarantee, the Guaranteed Annual Lifetime Withdrawal Percentage is based on the age of the Annuitant at the time of the first withdrawal. For a Joint Life Guarantee, the Guaranteed Annual Lifetime Withdrawal Percentage is based on the age of the younger of the Annuitant or Joint Annuitant at the time of the first withdrawal. The Guaranteed Annual Lifetime Withdrawal Percentages are shown in the Additional Contract Specifications.

WAITING BONUS - The Guaranteed Annual Lifetime Withdrawal Percentage can be increased by a Waiting Bonus. The Waiting Bonus is added to the Guaranteed Annual Lifetime Withdrawal Percentage if the first withdrawal is taken after a specified contract anniversary. The Waiting Bonus percentages are shown in the Additional Contract Specifications. The Waiting Bonus will only be applied to purchase payments made prior to the first contract anniversary. Purchase payments made after the contract anniversary will not receive the Waiting Bonus on a dollar-for-dollar basis.

STEP-UP BENEFIT AND STEP-UP BENEFIT DATE - The Step-Up Benefit for the Guaranteed Lifetime Withdrawal Benefit is an increase in the Lifetime Withdrawal Base to an amount equal to 100% of the Contract Value as of the Step-Up Benefit Date. As a result of the election of this Step-Up Benefit, the Guaranteed Annual Lifetime Withdrawal Amount steps up to an amount equal to the Contract Value as of the Step-Up Date, multiplied by the Guaranteed Annual Lifetime Withdrawal Percentage.

The first Step-Up Benefit Date is any Contract Anniversary starting with the third anniversary of the Effective Date of this rider on which the Contract Owner elects a Step-Up Benefit. Subsequent Step-Up Benefit Dates can be no earlier than the third anniversary of the previous Step-Up Benefit Date.

The Contract Owner may elect the Step-Up Benefit as of the Step-Up Benefit Date. Such an election must be made in writing by the Contract Owner and received by the Company, in good order, at least thirty days prior to the contract anniversary on which the Step-Up Benefit is effective.

EXCESS WITHDRAWAL REDUCTION - Cumulative withdrawals in a contract year that exceed the Guaranteed Annual Lifetime Withdrawal Amount will reduce the Lifetime Withdrawal Base in a proportional manner. The Excess Withdrawal is the amount by which the cumulative withdrawals exceed the Guaranteed Annual Lifetime Withdrawal Amount. The reduction is determined by multiplying the Excess Withdrawal by the ratio of (a) to (b) where
         (a)  is the Lifetime Withdrawal Base; and
         (b) is the Contract Value immediately prior to the withdrawal of the Excess Withdrawal.

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EFFECT OF WITHDRAWALS LESS THAN THE GUARANTEED ANNUAL LIFETIME WITHDRAWAL
AMOUNT - If total withdrawals in a contract year are less than the Guaranteed Annual Lifetime Withdrawal Amount, the Guaranteed Annual Lifetime Withdrawal Amount is not increased in subsequent contract years.

EFFECT OF REQUIRED MINIMUM DISTRIBUTIONS ON GUARANTEED LIFETIME WITHDRAWAL BENEFIT - The Guaranteed Annual Lifetime Withdrawal Amount will be increased in any contract year in order to meet that contract year's required minimum distribution requirement according to the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. This increase applies only in relation to the required minimum distribution based on the value of the Contract.

DEATH BENEFIT ENHANCEMENT BENEFIT BASE - For purposes of calculating the Death Benefit Enhancement as described below, the Death Benefit Enhancement Benefit Base is the greatest of (a), (b) or (c) below, where:

         (a) is the Contract Value on the date of the first withdrawal, just before the first withdrawal; and

         (b)  is the sum of (1) plus (2), where:


                  (1)is the Contract Value on the rider effective date
                     accumulated on a daily basis using the Death Benefit Base Accumulation Rate (shown in the Additional Contract Specifications) until the earliest of:
                             (i) the Death Benefit Base Accumulation Cease Date
                                 (shown in the Additional Contract
                                 Specifications),
                                 (ii) attainment of age 80 of the Annuitant, or age 80 of the younger of the Annuitant or the Joint Annuitant,
                             (iii)  the date of the first withdrawal; and
                  (2)is each Purchase Payment received after the rider
                     effective date but prior to the first withdrawal accumulated on a daily basis using the Death Benefit Base Accumulation Rate (shown in the Additional Contract Specifications) until the earliest of:
                             (j) the Death Benefit Base Accumulation Cease Date (shown in the Additional Contract Specifications),
                             (ii) attainment of age 80 of the Annuitant, or age 80 of the younger of the Annuitant or the Joint Annuitant,
                             (iii) the date of the first withdrawal; and

         (c) the highest Contract Value as of a contract anniversary date until the earliest of:
                             (i) the Death Benefit Base Accumulation Cease Date (shown in the Additional Contract Specifications),
                             (ii) attainment of age 80 of the Annuitant for Single Life Guarantees, or age 80 of the younger of the Annuitant or the Joint Annuitant for Joint Life Guarantees,
                             (iii) the date of the first withdrawal.


Purchase Payments made after the date of the first withdrawal will increase the Death Benefit Enhancement Benefit Base on a dollar-for-dollar basis.

Any increase in the Contract Value as a result of a Step-Up Benefit will increase the Death Benefit Enhancement Benefit Base as of the Step-Up Benefit Date.

EFFECT OF WITHDRAWALS ON THE DEATH BENEFIT ENHANCEMENT BENEFIT BASE - If total withdrawals in a contract year are less than the Guaranteed Annual Lifetime Withdrawal Amount, the Death Benefit Enhancement Benefit Base is reduced for the withdrawals on a dollar-for-dollar basis. If the total withdrawals in a contract year exceed the Guaranteed Annual Lifetime Withdrawal Amount, the Death Benefit Enhancement Benefit Base is reduced for the amount of the Excess Withdrawals in a proportional manner. The reduction is determined by multiplying the Excess Withdrawal by the ratio of (a) to (b) where

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         (a)  is the Death Benefit Enhancement Benefit Base immediately prior to the Excess Withdrawal; and
         (b) is the Contract Value immediately prior to the withdrawal of the Excess Withdrawal.


DEATH BENEFIT ENHANCEMENT - Prior to the Annuity Date and upon receipt of due proof of the Annuitant's death for Single Life Guarantees, or the last death of the Annuitant and Joint Annuitant for Joint Life Guarantees, and the necessary forms to make payment to a beneficiary, the Company will pay to the beneficiary a Death Benefit Enhancement in addition to the death benefit provided in the contract to which this agreement is attached. The Death Benefit Enhancement is equal to the remaining Death Benefit Enhancement Benefit Base, which is calculated as described above for purposes of determining the Death Benefit Enhancement, minus the sum of the Fixed Account death benefit and the Variable Account death benefit payable under the contract. The Death Benefit Enhancement cannot be less than zero. The maximum Death Benefit Enhancement is shown in the Additional Contract Specifications.

REMAINING GUARANTEED LIFETIME WITHDRAWAL BENEFIT PAYMENTS WHEN CONTRACT VALUE IS REDUCED TO ZERO - If the Contract Value is reduced to zero and the Lifetime Withdrawal Base is still positive, such Remaining Guaranteed Lifetime Withdrawal Benefit Payments will be made as described below. In this situation, the only provisions of the Contract that remain in effect are those that are associated with Remaining Guaranteed Lifetime Withdrawal Benefit Payments. No additional Purchase Payments will be accepted once the Contract Value is reduced to zero.

If the Contract Value is reduced to zero in a contract year and there is any Guaranteed Annual Lifetime Withdrawal Amount due, the Contract Owner will receive any Remaining Guaranteed Lifetime Withdrawal Benefit Payment, equal to the Guaranteed Annual Lifetime Withdrawal Amount in effect for the year which has not yet been withdrawn, as of the date the Contract Value is reduced to zero.

Remaining Guaranteed Lifetime Withdrawal Benefit Payments are made once each contract year.

If the total Remaining Guaranteed Lifetime Withdrawal Benefit Payments due each contract year are less than $100, the Remaining Guaranteed Lifetime Withdrawal Benefit Payments will be commuted and a lump sum will be paid. Such payments will be commuted using the greater of the then currently available annuity factors or the then currently available annuity factors for a single life annuity for the Contract to which this rider is attached.

ANNUITY PAYMENTS - If annuity payments are to commence under the conditions specified in the Contract to which this rider is attached, the Contract Owner can elect one of the following options:

         (a) apply the Contract Value to any of the annuity options available in the Annuity Options section of the Contract;
         (b) request that as of the annuity payment commencement date, annuity payments are made each year equal to the Guaranteed Annual Lifetime Withdrawal Amount until the death of the Annuitant for Single Life Guarantees, or the death of the Annuitant and Joint Annuitant for Joint Life Guarantees;

If annuity payments are to commence under the conditions specified in the Contract to which this rider is attached and none of the above elections have been made, then the default annuity option in your Contract will apply.

TRANSFER LIMITS - This rider modifies the Transfers section of the Contract to which it is attached, as follows:

No more than two transfers may be made in a calendar month and no more than 12 such transfers can be made in a calendar year.

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INVESTMENT ALLOCATION LIMITS - The Company reserves the right to make the availability of the Benefit incorporated within this rider contingent upon the allocation of the entire Contract Value, for the full Benefit Period, according to an asset allocation program established by the Company for this agreement.

RIDER CHARGE - On an annual basis the Rider Charge will be a percentage of the monthly average of the Lifetime Withdrawal Base and will be deducted from the Contract Value. The Rider Charge will be deducted annually on the date specified in the Additional Contract Specifications and will not exceed the Maximum Rider Charge shown on the Additional Contract Specifications. The Rider Charge will not be deducted after the Annuity Date.

If the Step-Up Benefit is elected, the Rider Charge may be increased, but not above the then current charge applicable to the class of Contact Owners then electing this benefit.

CHANGES TO SINGLE LIFE GUARANTEES - Single Life Guarantees cannot be converted to Joint Life Guarantees. A spouse may not be added as a Joint Annuitant or Successor Owner after the rider effective date.

CHANGES TO JOINT LIFE GUARANTEES - If no withdrawals have been taken, a Joint Life Guarantee can be changed to a Single Life Guarantee. The Joint Annuitant can also be changed to the Annuitant's current spouse if no withdrawals have been taken. If a withdrawal has been taken, the Joint Annuitant cannot be changed. The Joint Annuitant can be dropped from the contract, but the Rider Charge would remain at the Joint Life Guarantee charge, and the Annual Guaranteed Withdrawal Percentage would not change.

IMPACT OF ANNUITANT'S DEATH FOR JOINT LIFE GUARANTEES - If the Joint Annuitant is still alive, after the Annuitant's death, no Death Benefit is paid. If no withdrawals have been taken, the guarantee converts to a Single Life Guarantee based on the Joint Annuitant's lifetime. If withdrawals have been taken, the guarantee does not change and the Guaranteed Annual Lifetime Withdrawal Amount applies to the Joint Annuitant's lifetime.

If the Joint Annuitant is not alive on the date of death of the Annuitant, the Death Benefit is payable to a beneficiary and the rider is terminated.

IMPACT OF JOINT ANNUITANT'S DEATH FOR JOINT LIFE GUARANTEES - If the Annuitant is still alive, after the Joint Annuitant's death, no Death Benefit is paid. If no withdrawals have been taken, the Contract Owner has the option to convert the guarantee to a Single Life Guarantee based on the Annuitant's lifetime. The company must receive this request in writing from the Contract Owner. If the Annuitant does not convert the guarantee to a Single Life Guarantee, the Annuitant may name a new spouse as the Joint Annuitant before withdrawals are taken. If withdrawals have been taken, the guarantee does not change and the Guaranteed Annual Lifetime Withdrawal Amount applies to the Annuitant's lifetime.

If the Annuitant is not alive on the date of death of the Joint Annuitant, the Death Benefit is payable to a beneficiary and the rider is terminated.

TERMINATION OF AGREEMENT - This agreement will terminate:

         a) on any contract anniversary after the third on the contract anniversary immediately following receipt by the Company of a written request by the Contract Owner to discontinue the agreement;
         b) if the Contract Value equals zero and there is no Guaranteed Annual Lifetime Withdrawal Amount due in future years;
         c)   upon full surrender of the contract;
         d) on the date of the death of the Annuitant for Single Life Guarantees, or the date of the last death of the Annuitant or Joint Annuitant for Joint Life Guarantees;
         e)   upon annuitization.

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EFFECTIVE DATE - The Effective Date of this agreement is the same as the
Contract Date of the contract unless another effective date is shown below.

     The Penn Mutual Life Insurance Company


     /s/ Robert E. Chappell

     Chairman and Chief Executive Officer